EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Pathward Financial, Inc.(formerly known as Meta Financial Group, Inc.) of our report dated November 22, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pathward Financial, Inc., for the year ended September 30, 2022, and to the reference to us under the heading “Experts” in the prospectus.

Crowe LLP

South Bend, Indiana

January 18, 2023